UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 27, 2006

                                BLAIR CORPORATION
             (Exact name of registrant as specified in its charter)




          Delaware                 001-00878                  25-0691670
          --------                 ---------                  ----------
      (State or other           (Commission File      (IRS Employer File Number)
      jurisdiction of               Number)
       incorporation)

     220 Hickory Street, Warren, Pennsylvania                 16366-0001
     (Address of principal executive offices)                 (Zip Code)


       Registrant's telephone number, including area code: (814) 723-3600


                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

      On April 27, 2006 Blair Corporation (the "Company") issued a press release announcing its earnings for the three months ended March 31, 2006. The information contained in the press release, which is attached to this report as
Exhibit 99.1 is incorporated herein by reference.

Item 7.01   Regulation FD Disclosure.

      The information contained in the press released attached to this report as
Exhibit 99.1 is furnished pursuant to Item 7.01, "Regulation FD Disclosure."

Item 9.01.  Financial Statements and Exhibits.

         (a) Financial statements of businesses acquired.

                 Not applicable.

         (b) Pro forma financial information.

                 Not applicable.

         (c) Shell company transactions.

                   Not applicable.

         (d) Exhibits.

                 Exhibit 99.1 press release dated April 27, 2006.



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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





Date:  April 28, 2006                     BLAIR CORPORATION



                                    By:  /S/ JOHN E. ZAWACKI
                                         -------------------------------
                                         John E. Zawacki
                                         President and Chief Executive Officer



                                    By:  /S/ LARRY J. PITORAK
                                         -------------------------------
                                         Larry J. Pitorak
                                         Interim Chief Financial Officer



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FOR IMMEDIATE RELEASE:
CONTACTS:
Blair Corporation                                     Carl Hymans
Larry Pitorak, Chief Financial Officer                G.S. Schwartz & Co
814-723-3600                                          212-725-4500
                                                      carlh@schwartz.com

                BLAIR CORPORATION REPORTS FIRST QUARTER RESULTS


WARREN, Pa., (April 27, 2006) -- Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women's and men's apparel and home products, today announced results for the quarter ended March 31, 2006.

Net sales for the first quarter ended March 31, 2006 were $102.7 million, a decrease of 4.5%, compared to $107.6 million reported for the first quarter ended March 31, 2005. The decrease in net sales for the first quarter of 2006 is primarily attributable to a continuing softness in response rates to the traditional letter mailings channel of Blair's direct marketing programs. Blair plans to address the declining response to these traditional letter mailings by introducing a newly designed and successfully tested special catalogue in the second half of 2006. Higher energy related costs which reduced consumer discretionary income and hesitancy by our credit reliant customers to purchase using the new Blair Credit Card ("Blair Credit") also contributed to the decline in sales. Sales for the quarter also reflect some decreases in average unit selling prices as a result of price-point repositioning in key product areas for our core customers. First quarter 2005 net sales included $620,000 from the Crossing Pointe catalog and the Allegheny Trail business which were closed in 2005.

The Company reported a net loss for the first quarter ended March 31, 2006 of $4.8 million, or $1.23 per basic and diluted share, compared to net income of $650,000, or $0.08 per basic and diluted share, reported for the first quarter of 2005. The per share results for 2006 reflect the reduction of weighted average shares outstanding resulting from Blair's tender offer for the repurchase of 4.4 million outstanding shares on August 16, 2005. The Company had
4.0 million shares of common stock outstanding at March 31, 2006, compared to
8.2 million shares at March 31, 2005. Without the reduction in outstanding shares for the first quarter of 2006, basic per share results would have been a loss of $0.58.

In November, 2005, Blair sold its credit portfolio to a third party provider. Net income and earnings per share results for the first quarter of 2006 reflect the impact of the transition from the Company managing its proprietary credit program to having a third party administer the Blair Credit program. As a result of the sale of the credit portfolio, the Company no longer receives finance charge revenue, does not incur bad debts and has lower general and administrative costs associated with the administration of the credit portfolio. Excluding the net results generated by the credit portfolio in the first quarter of 2005, Blair would have incurred a net loss of $1.7 million or $0.21 per basic share compared to the reported net income of $650,000, or $0.08 per basic and diluted share.



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During the first quarter of 2006, Blair Credit sales as a payment method were not yet comparable to prior levels of its proprietary credit program. We continue to work closely with our credit partner to develop and refine marketing initiatives that will provide additional customer benefits and improve Blair Credit usage when buying our products. The Company anticipates a return over time of Blair Credit activity to approach historical proprietary credit program levels.

Several additional factors adversely affected results for the first quarter of 2006. The inflationary impact of the January postage and paper rate increases, higher customer acquisitions costs, and the soft response to the Company's traditional letter mailings all reduced advertising efficiency and adversely impacted pre-tax earnings by $3.5 million.

Throughout 2005 and into 2006 the Company has been reevaluating its business practices in light of changes in the marketplace and its business model. During the quarter Blair incurred expenses associated with reconfiguring its operation. The first quarter reported results include a pre-tax severance charge of $1.5 million associated with continuing restructuring efforts. Also in the first quarter, the Company incurred an increase in pre-tax professional fees of $560,000 primarily related to an extensive consumer and brand strategy study for its Home business. In addition, first quarter results include a pre-tax compensation expense of $220,000 related to the adoption of FASB Statement No. 123(R) which requires all share-based payments to employees, including grants of employee stock options, to be recognized as an expense in the income statement based on fair values.

Blair's e-commerce channel generated $26.5 million in net sales for the first quarter of 2006, compared to $23.4 million for the first quarter of 2005. The year-over-year increase reflects our customer's interest in migrating to Blair.com and the impact of internal initiatives designed to encourage customers to purchase online. During the quarter, web site traffic increased 20% over 2005 levels and the revenue resulting from investments in keyword searches doubled. In addition, independent customer survey results ranked Blair.com among the industry leaders in customer satisfaction and loyalty.

Reported results were favorably impacted by continued improvements in the product procurement area. Cost of goods sold as a percentage of net sales for the first quarter of 2006 was 46.7%, a significant improvement from 49.1% for the first quarter of 2005. This improvement is the result of continued efforts to reduce the cost of merchandise due to increased direct sourcing by the Company as well as lower inventory liquidation costs.

In recent years the Company has experienced generally lower results in its first quarter. In this regard, the loss for the first quarter of 2006 may not be indicative of future results.

John E. Zawacki, President and Chief Executive Officer of Blair said, "We have undertaken a series of initiatives including refocusing on our core business, restructuring our internal operations and increasing operational efficiencies. We are confident that the development and implementation of these and other strategic initiatives, along with the anticipated improvement in results from our new credit marketing partnership, will improve our position as the premier direct marketer to value-conscious consumers and enhance long-term shareholder value."

ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women's and men's apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs approximately 2,000 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The Company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (Amex: BL). For additional information, please visit http://www.blair.com.

This release contains certain statements, including without limitation, statements containing the words "believe," "plan," "expect," "anticipate," "strive," and words of similar import relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.

                           --Financial table follows--



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                                BLAIR CORPORATION
                        COMPARATIVE OPERATING HIGHLIGHTS
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                       For the Three Months Ended March 31
                                                  2006                 2005
                                                  ----                 ----
Net sales                                       $102,683            $ 107,558
Income before income taxes                        (7,474)               1,022
Income taxes                                      (2,679)                 372
Net income                                        (4,795)                 650

Basic / diluted earnings per share*               ($1.23)       $0.08 / $0.08

Weighted average basic shares outstanding*     3,906,401            8,176,914

Weighted average diluted shares outstanding*   4,009,356            8,310,410

*The per share results for 2006 reflect the reduction of weighted average shares outstanding resulting from Blair's tender offer for the repurchase of 4.4 million outstanding shares on August 16, 2005. The Company had 4.0 million shares of common stock outstanding at March 31, 2006, compared to 8.2 million shares at March 31, 2005. Without the reduction in outstanding shares for the first quarter of 2006, basic and diluted per share results would have been a loss of $0.58.


                               Selected Balance Sheet Items as of March 31
                                                  2006                 2005
                                                  ----                 ----

Customer accounts receivable, net              $    -0-              $138,656

Inventories                                    $ 93,071              $ 80,856

Total assets                                   $175,866              $350,622

Total liabilities                              $ 54,604              $ 68,059

Stockholders' equity                           $121,262              $282,563

Total liabilities and stockholders' equity     $175,866              $350,622